Exhibit 99.1

FOR IMMEDIATE RELEASE

SGI RECEIVES COURT APPROVAL OF FIRST DAY MOTIONS

MOUNTAIN VIEW, Calif. (May 10, 2006)—Silicon Graphics (OTC: SGID) announced today that it received interim approval to use its $70 million financing facility provided by a group of its bondholders. This credit facility will fund day-to-day business operations including employee salaries, benefits, supplier payments, and other operating expenses during the reorganization process.
The Company intends to make timely payment for goods and services provided on or after the filing date in the normal course of business and in accordance with terms of existing supplier agreements.
In addition, the Court granted approval at the hearing yesterday for a number of other “first-day” motions to support the Company’s employees and suppliers as well as customers and other stakeholders. These orders enable SGI’s business to continue without disruption. Among the motions granted, SGI received approval to:
• Continue to pay employee wages and provide healthcare and other similar benefits;
• Pay suppliers for goods and services provided after the filing; and
• Maintain uninterrupted delivery of products and services to its customers.
“We are pleased with the approval of our ‘first-day motions’ by the Bankruptcy Court,” said Dennis McKenna, chairman and chief executive officer. “This approval will enable SGI to operate globally and meet normal business obligations.”
SGI’s cases are being presided over by the Honorable Allan L. Gropper of the U.S. Bankruptcy Court for the Southern District of New York. The Silicon Graphics consolidated case number is 06-10977 (ALG).
On Monday, May 8, SGI and its domestic U.S. subsidiaries filed voluntary petitions for business reorganization under Chapter 11 of the U.S. Bankruptcy Code. SGI’s non-U.S. subsidiaries were not included in the filing and will continue their business operations without supervision from the U.S. courts.

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SGI Receives Court Approval of First Day Motions/2

More information about SGI’s reorganization is available on the Internet at www.sgi.com/reorg.

Forward-Looking Statements

This news release contains forward-looking statements relating to future events or expected financial performance that involve risks and uncertainties. Factors that might cause such a difference include, but are not limited to: the effects of our chapter 11 filing; our ability to maintain adequate liquidity; and our ability to obtain and maintain normal terms with customers, suppliers and service providers. These and other risks are or will be detailed from time to time in SGI’s periodic reports that are filed with the Securities and Exchange Commission, including the Form 8K filed on May 8, 2006, the form 8K filed in conjunction with this announcement and SGI’s quarterly report on Form 10-Q for the quarter ended December 30, 2005. Silicon Graphics is under no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information, future events or otherwise.

SILICON GRAPHICS | The Source of Innovation and Discovery™

SGI, also known as Silicon Graphics, Inc. (OTC: SGID), is a leader in high-performance computing. SGI helps customers solve their computing challenges, whether it’s sharing images to aid in brain surgery, finding oil more efficiently, studying global climate, providing technologies for homeland security and defense, enabling the transition from analog to digital broadcasting, or helping enterprises manage large data. With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

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